Altera Infrastructure GP L.L.C. Announces Extension of Early Participation Deadline for Exchange Offer and Consent Solicitation Aberdeen, United Kingdom, August 12, 2021 Altera Infrastructure GP L.L.C., the general partner of Altera Infrastructure L.P. (“Altera” or the “Partnership”), today announced that it is extending the Early Tender Time (as defined in the Offering Memorandum (as defined below)) to 5:00 p.m., New York City time, on August 16, 2021, for the offer (the “Exchange Offer”) by Altera Infrastructure Holdings L.L.C., a wholly owned subsidiary of the Partnership (“Holdings”), to exchange the 8.50% Senior Notes due 2023 (the “Old Notes”) issued by the Partnership and Altera Infrastructure Finance Corp. for newly issued 8.50% Senior Secured Notes due 2026 or 11.50% Senior Secured PIK Notes due 2026 issued by Holdings. The withdrawal deadline has expired and will not be extended. The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2021, unless extended or earlier terminated by Holdings in its sole discretion. The Exchange Offer remains subject to the satisfaction or waiver of certain conditions as described in the confidential offering memorandum and consent solicitation statement, dated July 29, 2021 (the “Offering Memorandum”). Pursuant to the terms of the previously announced Exchange and Support Agreement (as defined in the Offering Memorandum), Altera is proceeding to complete the Brookfield Exchanges (as defined in the Offering Memorandum) on the Settlement Date regardless of the amount of Old Notes tendered in the Exchange Offer or whether the Exchange Offer is completed. The Exchange Offer is being made, and the New Notes are being offered and issued, only to holders of Old Notes who are either (a) reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), or (b) non-U.S. persons in compliance with Regulation S under the Securities Act, and if located or resident in a jurisdiction in Canada, (x) an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or section 73.3(1) of the Securities Act (if located or resident in Ontario), as applicable, that either would acquire the New Notes for its own account or would be deemed to be acquiring the New Notes as principal by applicable law, and (y) a “permitted client” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”). Additional eligibility criteria may apply to holders of Old Notes located in certain other jurisdictions. The holders of Old Notes who are eligible to participate in the Exchange Offer pursuant to the foregoing conditions are referred to as “Eligible Holders.” Eligible Holders of the Old Notes who desire to obtain and complete an eligibility form should contact the information agent and exchange agent, D.F. King & Co., Inc., at (888) 605-1958 (toll-free) or (212) 269-5550 (for banks and brokers), email altera@dfking.com or access the website at www.dfking.com/altera. Eligible Holders of the Old Notes are urged to carefully read the Offering Memorandum before making any decision with respect to the Exchange Offer. None of Holdings, the Old Notes Issuers,

2 the dealer managers, the information agent and exchange agent, the trustee with respect to the Old Notes, the trustees and collateral trustee for the New Notes, or any affiliate of any of them makes any recommendation as to whether Eligible Holders of the Old Notes should tender or refrain from tendering all or any portion of their Old Notes for New Notes in the Exchange Offer. No one has been authorized by any of them to make such a recommendation. Eligible Holders must make their own decision as to whether to tender Old Notes in the Exchange Offer and, if so, the principal amount of Old Notes to tender. The New Notes and the Exchange Offer have not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act, or any state or foreign securities laws. The New Notes may not be offered or sold in the United States or for the account or benefit of any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer is not being made to Eligible Holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. About the Partnership The Partnership is a leading global energy infrastructure services partnership primarily focused on the ownership and operation of critical infrastructure assets in the offshore oil regions of the North Sea, Brazil and the East Coast of Canada. The Partnership has consolidated assets of approximately $4.3 billion, comprised of 47 vessels, including floating production, storage and offloading units, shuttle tankers (including one newbuilding), floating storage and offtake units, long-distance towing and offshore installation vessels and a unit for maintenance and safety. The majority of Altera’s fleet is employed on medium-term, stable contracts. The Partnership’s 7.25% Series A Cumulative Redeemable Preferred Units, 8.50% Series B Cumulative Redeemable Preferred Units and 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units trade on the New York Stock Exchange under the symbols “ALIN PR A” “ALIN PR B” and “ALIN PR E,” respectively. Forward Looking Statements and Other Legal Disclosure This press release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect management’s current views with respect to certain future events and performance, including, among others: the Partnership’s review of potential strategic initiatives, including any related asset sales, joint ventures, capital raises or other transactions; and the timing of vessel deliveries, the commencement of charter contracts and the employment of newbuilding vessels. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: expectations regarding the ability to consummate the Exchange Offer and Consent Solicitation; the timing of closing of the Exchange Offer and Consent Solicitation; alternatives and conditions to implement any strategic initiatives; delays in vessel deliveries or the commencement of charter contracts or changes in expected employment of newbuilding vessels; and other factors discussed in the Partnership’s filings from time to time with the SEC, including its Report on Form 20-F for the fiscal year ended December 31, 2020. The Partnership expressly disclaims

3 any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based. For Investor Relations enquires contact: Jan Rune Steinsland, Chief Financial Officer Tel: +47 97 05 25 33 E-mail: investor.relations@alterainfra.com